AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 15th day of September, 1997, by and among Dispatch Management Services Corp., a Delaware corporation and successor to Dispatch Management Services LLC by merger (the "Company"), Aero Special Delivery Service, Inc., a corporation incorporated under the laws of the State of California (the "Corporation"), and Jeanne Sparks (the "Shareholder"). Unless defined herein, all capitalized terms used in this Agreement shall have the meaning given them in the Operating Agreement of Dispatch Management Services LLC dated December 1, 1996 by and between the Members of Dispatch Management Services LLC, as amended (the "Operating Agreement").

                               W I T N E S S E T H

      WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Corporation (the "Stock");

      WHEREAS, subject to the conduct of the due diligence examination to begin following the execution of this Agreement, and further subject to the terms and conditions set forth herein, the Shareholder desires to sell all of her right, title and interest in the Stock to the Company, and the Company desires to purchase the Stock;

      WHEREAS, upon the satisfactory completion of the due diligence examination, the delivery of the financial statements, schedules, disclosure documents, questionnaires and other information required by this Agreement, and approval of the same by the Company, the parties hereto will close in escrow pursuant to the terms and conditions set forth herein;

      WHEREAS, upon satisfaction of the conditions set forth herein, the escrow will be terminated, and the sale of the Stock will be consummated;

      WHEREAS, the parties intend that, immediately following the execution of this Agreement, the Company will enter into a non-competition agreement with the Shareholder and certain employees of the Corporation in the form attached hereto as Exhibit A (such non-competition agreements, together with all other agreements which are entered into by the parties hereto pursuant to this Agreement or in connection with any of the transactions contemplated hereby, the "Related Agreements"); and

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements herein contained, and for the sum of $10.00 paid by the Company to the Shareholder, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Closing in Escrow

            1.1. Overview. Upon execution of this Agreement, the Shareholder and the Corporation shall be obliged to deliver to the Company, within thirty (30) days after execution of this Agreement: (i) the audited and unaudited financial statements required pursuant to Section 1.3 below; (ii) the schedules required pursuant to Section 2 below; and (iii) the agreements required pursuant to
Section 3.1 below.

            After approval of the same by the Company, and prior to filing the registration statement with the Securities and Exchange Commission relating to the initial public offering of the common stock, par value $.01 per share, of the Company (the "Initial Public Offering"), the Company will deliver to the Shareholder a disclosure document, together with a notice (the "Notice") specifying the date by which the Shareholder must execute and deliver a satisfactory shareholder representation letter in order to consummate the sale of the Stock pursuant to the terms of this Agreement. At the Company's option, the Notice shall include a requirement that the Shareholder purchase certain assets of the Corporation (at then current book value), assume certain liabilities of the Corporation, and cause certain employees of the Corporation to be terminated from employment by the Corporation. If, prior to the Closing Date (as defined in Section 1.4 below): (i) the Shareholder does not purchase the (unwanted) assets specified by the Company in the Notice, then such assets will be acquired by the Company without any adjustment to the Purchase Price (as defined in Section 1.3 below); (ii) the Shareholder does not assume the (unwanted) liabilities specified by the Company in the Notice, then the Company will reduce the cash portion of the purchase price by the dollar amount of any such liabilities (including early repayment costs, if any) of the Corporation existing as at the Closing Date; and (iii) the Corporation has not terminated the employment of the (unwanted) employees specified by the Company in the Notice, then the Company will make a reasonable estimate of the costs and expenses to be incurred in connection with such terminations of employment, and the Company will reduce the cash portion of the purchase price by the amount of such reasonable estimate.

      Upon timely delivery from the Shareholder of a shareholder representation letter satisfactory to the Company, the parties will close in escrow (the "Closing in Escrow") pursuant to the terms and conditions of this Agreement. Such Closing in Escrow shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., 7th Floor, Washington, D.C. 20005 (or such other place as is mutually agreed upon by the parties) within thirty (30) days (or such shorter period as is specified in the Notice) after timely delivery of a satisfactory shareholder representation letter from the Shareholder.

            In the event that the Shareholder does not timely deliver a satisfactory shareholder representation letter (as determined in the sole discretion of the Company), this Agreement will be of no further force or effect, except for any and all obligations under Sections 3.2 (confidentiality),
1.3 (reimbursement of audit expenses) and 8.2 (effect of termination under Section 8.1), which obligations will survive termination of this Agreement.

            1.2 Closing in Escrow Deliveries and Other Actions.

                  (a) Shareholder's and Corporation's Deliveries at Closing in Escrow. At the Closing in Escrow, the Shareholder shall deliver the following to the law firm of Silver, Freedman & Taff, L.L.P., as escrow agent: (i) certificates representing all of the Stock with duly executed stock powers conveying the Stock represented thereby to the Company, free and clear of all liens, security interests and claims, encumbrances or other rights of third parties of any nature whatsoever, and granting unrestricted title to and possession of the Stock to the Company; (ii) the Corporation's corporate minute book, including the Stock Certificate Book and all of the original share certificates representing shares of the Corporation's capital stock at one time issued (but no longer issued and outstanding) to former shareholders of the Corporation; (iii) all consents, waivers, and authorizations necessary or appropriate for the consummation of the transactions contemplated by this Agreement; (iv) agreements assigning to the Corporation all of the Shareholder's and/or third parties' right, title and interest in and to all Intellectual Property (as defined in Section 2.14(d) hereinbelow) owned by the Shareholder and/or third parties and heretofore licensed to or used by the Corporation; (v)

Certificates of Good Standing for the Corporation as issued by the Secretaries of States of California and Nevada; (vi) the certificates, dated the Closing in Escrow Date, required pursuant to Sections 7.2(a) and 7.2(b) hereinbelow; and
(vii) the opinion of counsel to the Shareholder and the Corporation as to such matters as counsel to the Company may reasonably require, including but not limited to such counsel's opinion that: (A) the Corporation is in good standing;
(B) the Corporation is authorized to conduct its business in each jurisdiction in which it is doing business; (C) the Shareholder and the Corporation have the full power to enter into and perform their respective obligations under this Agreement; (D) this Agreement constitutes the legal, valid and binding obligations of the Corporation and the Shareholder, and the Related Agreements to which the Shareholder is a party, constitute the legal, valid and binding obligations of the Shareholder, each enforceable in accordance with their respective terms (except as enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor's rights, and principles of equity); and (E) neither the Corporation nor the Shareholder are threatened with or affected by any actions, proceedings or investigations wherein an unfavorable decision, ruling or finding could have a material adverse effect on the financial condition or operation of the Corporation, or could prevent, enjoin or otherwise affect the transactions contemplated by this Agreement or the Related Agreements.

                  (b) Further Actions. On or after the Closing in Escrow, the parties hereto shall enter into, execute and deliver such other and further agreements, documents and instruments, as any of them may reasonably request, for the purpose of effectuating the transactions contemplated by this Agreement.

                  (c) Consummation of Sale. Upon Closing in Escrow, subject to the terms and conditions of this Agreement, the Company will be obligated to purchase the Stock, and the Shareholder will be obliged to sell the Stock, at the purchase price specified in Section 1.3 below, on the Closing Date specified in Section 1.4 below.

            1.3. Purchase Price. The purchase price for the Stock (the "Purchase Price") shall be equal to Seven Million, Four Hundred Sixty Thousand, Eight Hundred Eighty-Four Dollars ($7,460,884), subject to adjustment (if any): (i) as provided in Section 1.1 above;

(ii) as a result of a reduction in the Maximum Earn-Out (as defined in this Section 1.3 below); and (iii) as a result of settlement of the IRS claim against the Corporation, as discussed below in this Section 1.3.

            Unless the Company gives the Shareholder written notice to the contrary, the Shareholder shall deliver to the Company, within thirty (30) days after execution of this Agreement: (i) audited financial statements of the Corporation, including balance sheets dated as of December 31, 1994, 1995 and 1996, and income statements and cash flow statements for each of the three twelve month periods ended on such dates; (ii) unaudited financial statements of the Corporation, including a balance sheet dated as of June 30, 1996, and an income statement and cash flow statement for the twelve month period ended on June 30, 1996: and (iii) unaudited, reviewed financial statements of the Corporation, including a balance sheet dated as of June 30, 1997 and an income statement and a cash flow statement for the six month period ended June 30, 1997. The intent of providing the audited financial statements referred to in the foregoing sentence is to resolve any auditing issues prior to calculation of the Purchase Price, so that the Purchase Price may be quickly and efficiently calculated. In the event that the closing of the Initial Public Offering has not occurred on or before November 12, 1997, but does occur on or before December 12, 1997, then in that event, in lieu of the unaudited, reviewed financial statements of the Corporation for the six month period ended June 30, 1997, the Shareholder shall deliver to the Company, within thirty days after written request from the Company: (i) an updated set of audited financial statements of the Corporation, including a balance sheet dated as of June 30, 1997, and income statements and cash flow statements for the six month period ended June 30, 1997; (ii) unaudited financial statements for the Corporation, including a balance sheet dated as of September 30, 1996, and an income statement and cash flow statement for the twelve month period ended on September 30, 1996; and
(iii) unaudited, reviewed financial statements of the Corporation, including a balance sheet dated as of September 30, 1997 and income statements and cash flow statements for the three month period ended September 30, 1997. In the event that the The closing of the Initial Public Offering has not occurred on or before December 12, 1997, then upon written request from the Company given on or before March 1, 1998, the Shareholder shall deliver to the Company, within thirty days after written request from the Company, such additional audited and/or unaudited, reviewed financial statements of the Corporation as the Company may reasonably request.

            All of the financial statements referred to in this Section 1.3 shall be prepared (or reviewed, as the case may be) by Price Waterhouse LLP. The cost of providing all of the financial statements required by this Section 1.3, within the prescribed time limits, shall be the sole responsibility of the Shareholder, provided that the Company will, upon the request of the Shareholder, advance such costs on behalf of the Shareholder. In the event that the Shareholder does not timely deliver a satisfactory shareholder representation letter and complete the Closing in Escrow, the Shareholder shall immediately refund to the Company any such advanced costs; in the event that such shareholder representation letter is satisfactory and is timely received, and the Closing in Escrow is completed, the Shareholder shall be relieved of her obligation to refund to the Company any such advanced costs.

            The Company shall pay fifty percent (50%) of the Purchase Price in cash, which is subject to reduction in accordance with the terms of the next paragraph, and fifty percent (50%) of the Purchase Price in (restricted) stock of the Company (the "Company Stock"), at the Closing. The number of shares of Company Stock to be issued as partial payment of the Purchase Price shall be equal to the aggregate dollar value of the stock component of the Purchase Price divided by the Initial Public Offering price per share as set forth on the cover page of the prospectus relating to the Initial Public Offering, provided that no fractional shares shall be issued and the value of any fractional share shall be paid in cash at such price per share. The Shareholder acknowledges that the sale of the Company Stock will be restricted for a period of time by virtue of a "lock-up" agreement which may be imposed by the Company, and the Shareholder shall execute such a "lock-up" agreement, as may be required by the Company, by which the sale of the Company Stock is restricted (perhaps prohibited) for a period of two (2) years from the date of the closing of the Initial Public Offering. The "lock-up" agreement shall provide that unless the Shareholder is in default, she shall be entitled to vote the shares subject to the "lock-up" agreement and to dividends, if any, on such shares.

            Two Million, Two Hundred Thirty-Eight Thousand, Two Hundred Sixty-Five Dollars ($2,238,265) of the Purchase Price (the "Maximum Earn-Out") shall be earned by the Shareholder ratably over the 8 calendar quarter periods beginning January 1, 1998 and ending December 31, 1999 provided that the Corporation achieves gross revenue of at least $2,797,831 (the "Revenue Goal") each such calendar quarter. In the event that the Corporation fails to achieve such Revenue Goal during any such calendar quarter, then for each calendar quarter in which the Corporation fails to achieve such Revenue Goal, the cash portion of the Purchase Price shall be reduced by one-eighth (1/8) of the Maximum Earn-Out, multiplied by a fraction with a numerator equal to the excess of the Revenue Goal over the Corporation's actual gross revenue for such quarter and a denominator equal to the Revenue Goal. The Maximum Earn-Out, less any such reductions is referred to hereinafter as the "Earn-Out." The Earn-Out shall bear interest at the rate of seven percent (7%) per annum on such amount from the Closing Date until the date of payment of the Earn-Out to the Shareholder. The Earn-Out shall be paid to the Shareholder promptly following calculation of the Corporation's performance for the quarter ending December 31, 1999. The Company covenants and agrees to maintain sufficient cash, or availability of cash (e.g., by way of a line of credit) in order to fund the Earn-Out.

      At the request of the Shareholder made to the Company in writing not later than the Closing in Escrow, the Company shall (immediately after Closing) make a loan to the Shareholder, collectively, in an amount equal to up to $2,238,265. Said loan by the Company to the Shareholder (the "Shareholder Loan") shall bear interest at a rate of seven percent (7%) per annum, and shall be secured by sixty percent (60%) of the Company Stock paid as part of the Purchase Price at Closing. The collateral security agreement evidencing the collateralization of the Shareholder Loan with the Company Stock and the Earn-Out shall be on such terms as are reasonably acceptable to the Company, which terms shall include, but shall not be limited to, the retention of all of the Company Stock (i.e., sixty percent of the Company Stock paid as part of the Purchase Price) by the Company until full repayment of the Shareholder Loan (including accrued interest). The Shareholder shall have the right to prepay the Shareholder Loan (plus accrued interest) at any time without penalty and shall have the right to direct the Company to offset the balance due under the Shareholder Loan (plus accrued interest) against the Earn-Out as earned each quarter. The Shareholder Loan shall mature as of the date that the Earn-Out is payable. In the event that the Shareholder Loan (including accrued interest) is not repaid in full upon maturity, the Company shall enjoy all rights of a secured party under the Uniform Commercial Code then in effect in the State of Maryland, provided that the Company's only recourse shall be first against the remaining Earn-Out and then against the Company Stock it holds as collateral, and there shall not be any recourse against the Shareholder individually.

            The parties hereby acknowledge that there is a pending claim by the Internal Revenue Service (the "IRS Claim") against the Corporation in the approximate amount of One Million Two Hundred Eighty-one Thousand Sixty-nine Dollars ($1,281,069) including interest through June 30, 1997. In the event that the IRS Claim is settled with the Internal Revenue Service on terms calling for a Cost of Settlement (as defined below) less than One Million Five Hundred Thousand Dollars ($1,500,000) (the "Agreed Value"), then in addition to the Purchase Price payable in accordance with the terms of this Section 1.3 above, the Shareholder shall receive an additional amount equal to one-half (1/2) of the difference between the Agreed Value and the Cost of Settlement. It is understood and agreed that, by virtue of the stock acquisition contemplated by this Agreement, the Company will pay the amount of the ultimate tax liability to the Internal Revenue Service as a result of the IRS Claim and the Third Party Costs (as defined below), provided that in the event that the sum of the ultimate tax liability with respect to the IRS Claim and the Third Party Costs exceeds the Agreed Value, the Shareholder shall be solely responsible for such excess.

      The term "Cost of Settlement" shall mean the sum of the amount paid to the Internal Revenue Service to settle such pending claim and the aggregate cost to the Corporation for fees and expenses of third parties (e.g., attorneys and accountants) incurred in connection with such pending claim and the settlement thereof except to the extent that such fees and expenses were reflected as liabilities on the audited balance sheet of the Corporation most recently provided to the Company prior to execution of this Agreement (the "Third Party Costs"). The Company shall cause the Corporation after the Closing Date to exercise its best efforts to defend against such claim and any amount to be paid to the Internal Revenue Service to settle such claim shall be subject to the Shareholder's prior approval, which shall not be unreasonably delayed or withheld.

            1.4. Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1., and subject to the satisfaction or waiver of the conditions set forth in Section 7, the purchase and sale of the Stock pursuant to this Agreement (the "Closing") shall take place at the offices of Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700E, Washington, D.C. 20005, contemporaneously with the closing of the Initial Public Offering unless the closing of the Initial Public Offering does not occur by March 31, 1998, in which case this Agreement shall be rendered null and void, or unless another date, time or place is agreed to in writing by the parties hereto (the day on which the Closing takes place being the "Closing Date").

            At the Closing: (i) Silver, Freedman and Taff, L.L.P. shall deliver to the Company the certificates, minute book, documents, and other materials theretofore held in escrow from the Closing in Escrow; (ii) the Shareholder shall deliver to the Company updated consents, waivers and authorizations as referred to in Section 1.2(a)(iii) above, updated Certificates of Good Standing as referred to in Section 1.2(a)(v) above, updated certificates, dated the Closing Date, required pursuant to Sections 7.2(a) and 7.2(b) below, and an updated opinion of counsel as referred to in Section 1.2(a)(vii) above; and
(iii) the Company shall deliver the Purchase Price to the Shareholder (less the Maximum Earn-Out, which shall be payable to the Shareholder pursuant to the terms of Section 1.3 above, and with the Company Stock collateralized against the Shareholder Loan being delivered to the Company as appropriate).

      2. Representations, Warranties and Covenants of the Corporation and the Shareholder.

            The Corporation and the Shareholder hereby jointly and severally represent, warrant and covenant to the Company as follows:

            2.1. Organization, Standing and Power. The Corporation is a "C" Corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Corporation is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            2.2. Authority and Enforceability. The Shareholder and the Corporation have all requisite legal right, power and authority to enter into this Agreement and each of the Related Agreements to which they are a party and to agree to the transactions contemplated hereby and thereby and to perform all of their respective obligations hereunder and thereunder. This Agreement constitutes the legal, valid and binding obligations of the Shareholder and the Corporation, and each of the Related Agreements to which the Shareholder is a party constitute the legal, valid and binding obligations of the Shareholder, each enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

            2.3. Capital Structure, Due Authorization and Issuance. The capital structure of the Corporation consists solely of 20,000 shares of $10.00 par value capital stock of which 20,000 shares are and will be as of the Closing in Escrow Date and the Closing Date issued and outstanding. All issued and outstanding shares of the capital stock of the Corporation have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all federal and applicable state securities laws.

            2.4 Title to Stock. The Shareholder owns all of the issued and outstanding shares of the capital stock of the Corporation, free and clear of any and all claims, liens, restrictions, pledges, charges, options, security interests, encumbrances or other rights of third parties, including any imposed by law, except as disclosed in Exhibit C. There are no other shares of capital stock or other equity or debt securities of the Corporation, of any kind or class whatsoever, authorized, issued or outstanding, or any warrants, options, subscription rights, or any other rights, agreements, or commitments of any nature relating to the issuance of, or granting of, rights to acquire any shares of capital stock or such securities of the Corporation.

            2.5 Title to and Condition of the Corporation's Assets. The Corporation has good, insurable and marketable title to all of the assets set forth in the Financial Statements (as defined in Section 2.11 hereinbelow). Except as disclosed on Exhibit C, none of the Corporation's assets is subject to any restriction, mortgage, pledge, lien, security interest, lease, charge, encumbrance, objection or joint ownership, other than liens for current real or personal property taxes not yet due and payable. The Corporation's assets are in good operating condition and repair, ordinary wear and tear excepted.

            2.6. Sufficiency of Assets. The assets set forth in the Financial Statements (as defined in Section 2.11 hereinbelow) include all the assets and properties used or employed in the business presently conducted by the Corporation. Immediately after the consummation of the transactions contemplated by this Agreement to be effected at the Closing, the Corporation will (i) have all right, title, and interest in and to, or will have a valid right to use, without liability to third party(ies), such assets and properties; and (ii) have all assets, rights, employees, subcontractors and other persons and items which are reasonably necessary to carry on the business and operations of the Corporation after the Closing Date in substantially the same manner as presently conducted by the Corporation.

            2.7. No Violations Resulting From Transactions. The execution and delivery of this Agreement by the Shareholder and the Corporation, and each of the Related Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby by the Shareholder and the Corporation will not (a) conflict with or violate any provision of the articles or certificate of incorporation or by-laws of the Corporation, (b) except as set forth in Exhibit D, require any consent, waiver, approval, authorization, permission, or filing with or notification to, any third party, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity, or result in the creation of an encumbrance, under or pursuant to (i) any of the contracts to which the Corporation is a party (including but not limited to contracts of insurance and leases as applicable), or (ii) any other material agreements to which the Shareholder is a party, or (d) violate any law applicable to the Shareholder or the Corporation.

            2.8. Compliance with Laws.

                  (a) The Corporation is, and at all times during the past three years has been, in material compliance with all applicable laws; and

                  (b) The Corporation has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law, except as disclosed in Exhibit C. The Company has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Corporation is currently subject (or which the Corporation was subject to during the previous three years), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 2.8. Neither of the Shareholder nor the Corporation is aware of any proposed legislation or law which is reasonably expected to be enacted and which, if so enacted, could reasonably be expected to have a material adverse effect on the Corporation.

            2.9. Litigation. Except as disclosed in Exhibit C, there is no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Shareholder and/or the Corporation, threatened, that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Shareholder or the Corporation in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit E sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Corporation and/or the Shareholder, threatened against or affecting the Corporation. To the knowledge of the Corporation and/or the Shareholder, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit E. Except as set forth in Exhibit E, there is no outstanding or, to the knowledge of the Corporation and/or the Shareholder, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Corporation.

            2.10. Financial Advisors.

                  (a) Except as set forth on Exhibit F attached hereto, no person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Shareholder and/or the Corporation in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements; and

                  (b) Except as set forth on Exhibit F attached hereto, no person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Corporation and/or the Shareholder hereunder or thereunder. The Shareholder hereby agrees that all such fees, commissions or like payments, or expense reimbursement as shall appear on Exhibit F attached hereto shall be for the sole joint and several account of the Shareholder and shall be paid in full by her at the Closing in Escrow.

            2.11. Financial Statements; Receivables. Attached hereto as Exhibit G are true, correct and complete copies of the Corporation's most recent unaudited financial statements which, together with the financial statements (including the notes and exhibits thereto) to be delivered pursuant to Section
1.3 herein (the "Financial Statements") were and will be prepared in accordance with the books and records of the Corporation, are and will be complete and correct in all material respects, have and will have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied consistently with the past practices of the Corporation, except where otherwise specifically noted therein, and present and will present fairly in all material respects the financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Corporation as at the dates and for the periods indicated (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments). Without limiting the foregoing, no undisclosed liabilities or obligations of any nature (whether known or unknown, or absolute, accrued, contingent or otherwise) shall exist as at Closing in Escrow or the Closing not reflected in the most recently dated balance sheet supplied to the Company. Except as disclosed in Exhibit C, the Corporation has paid all federal, state and local income, profits, franchises, sales, use, occupation, property, excise and payroll taxes, and all license fees and other charges imposed upon it, and has timely filed all tax returns and related documents required to be filed with any governmental authority. There are no outstanding or proposed statements of deficiency in tax payments to any federal, state, local or foreign government with respect to the Corporation for any tax period. As of the dates such Financial Statements were and will be prepared, all accounts receivable reflected on the Financial Statements (i) have and will have arisen from bona fide transactions in the ordinary course of the Corporation's business, consistent with its past practices, and (ii) are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for returns or doubtful accounts which are reflected in such Financial Statements (such reserves, the "Reserves"); such Reserves are adequate and reasonable and were established in accordance with GAAP.

            2.12. Default. Except as disclosed in Exhibit E, the Corporation is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Shareholder has not been notified of any such defaults or breaches.

            2.13. Absence of Certain Developments.

                  (a) There has been no event, condition or state of facts of any character that has had or is reasonably likely to have a material adverse effect on the Corporation.

                  (b) The Corporation has not entered into any transaction or contract, or conducted its business, other than in the ordinary course consistent with past practice.

            2.14. Intellectual Property.

                  (a) List of Intellectual Property; Sufficiency. Exhibit H sets forth a list of all Intellectual Property (as defined in Section 2.14.(d) hereinbelow) which is owned by the Shareholder and/or the Corporation, licensed by the Shareholder and/or the Corporation, licensed to the Shareholder and/or the Corporation, or otherwise used or able to be used in the business conducted by the Corporation (other than commonly-used computer software which is generally available to the public and the use rights to which were legally acquired by the Corporation either for free or through established retail facilities) and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the terms of such license or other contract relating thereto. The Corporation owns or has the lawful right to use all of the Intellectual Property as currently used or as necessary for the conduct of its business as now conducted. After Closing, the Corporation will have the right to use all of the Intellectual Property as currently used or as necessary for the conduct of the Corporation's business as now conducted.

                  (b) Title; Validity; Pending Applications; Infringements, Etc.

                        (i) Except for Intellectual Property licensed to the Shareholder and/or the Corporation, the Corporation has full legal and beneficial ownership (free and clear of any and all encumbrances) of all of the Intellectual Property, and neither the Corporation nor the Shareholder has received any notice or claim (whether written, oral or otherwise) challenging the Corporation's ownership or rights in such Intellectual Property or suggesting that any other entity has any claim of legal or beneficial ownership with respect thereto. Neither the Shareholder nor the Corporation are in default under any license agreements pertaining to the Intellectual Property used in the Corporation's business and licensed to the Shareholder and/or the Corporation; all such license agreements are valid and in full force and effect, and shall continue in full force and effect as to the Corporation after Closing.

                        (ii) All of the Intellectual Property is legally valid and enforceable without any qualification, limitation or restriction on its use, and neither the Corporation nor the Shareholder has received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any such Intellectual Property;

                        (iii) Neither the use of any of the Intellectual Property nor any other Intellectual Property used by the Corporation will conflict with, infringe upon, violate or interfere with, or constitute an appropriation of, any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto;

                        (iv) To the best knowledge of the Corporation and the Shareholder, no other person or entity is infringing in any respect on any part of the Intellectual Property. The Corporation has not conducted its business, and has not used or enforced (or failed to use or enforce) any Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of Intellectual Property, and the Corporation has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Intellectual Property used in the conduct of its business as now conducted;

                        (v) Except as set forth in Exhibit H, the Corporation has no liability or obligations to any third parties incident to the Intellectual Property used or able to be used by the Corporation in the conduct of its business as heretofore conducted; and

                        (vi) The Corporation has timely met all of its obligations to any third parties incident to the Intellectual Property used or able to be used by the Corporation in the conduct of its business as heretofore conducted, and such obligations have been and will be correctly and adequately disclosed in the Financial Statements.

                  (c) Protection and Maintenance of Intellectual Property.

                        (i) The Corporation has taken all reasonable steps to
(x) protect its rights to the Intellectual Property, and (y) to prevent the unauthorized use by any other person or entity; and

                        (ii) The Corporation shall use all reasonable efforts to maintain, or cause to be maintained, the Intellectual Property in full force and effect through the Closing and, without limitation, has renewed or has made, and will make within any applicable renewal period ending on or prior to the Closing Date, application to renew all of the Intellectual Property subject to expiration on or prior to the Closing Date. Neither the Corporation nor the Shareholder has granted to any other Person or entity any rights or permissions to use any of the Intellectual Property.

                  (d) Definition of Intellectual Property. For purposes of this Agreement, the term "Intellectual Property" means any patent, copyright, trademark, trade name, service mark, service name, brand mark, brand name, logo, corporate name, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any know-how, trade secret, trade right, formula, conditional or proprietary report or information, customer or membership list, any marketing data, and any computer program, software, database or data right), and license or other contract (including without limitation license(s) to use specific telephone numbers and/or radio channels/frequencies) relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

            2.15. Insurance. The Corporation currently maintains, and as of the Closing in Escrow and the Closing Date will maintain, valid insurance policies, which polices provide adequate coverage, within terms of scope and amount of coverage, for its assets, properties and operations. There are no pending material insurance claims by the Corporation as to which the applicable insurers have denied coverage. In addition, there exist no material claims under such insurance that have not been properly filed by the Corporation. During the past two years, the Corporation has not been refused any insurance coverage by any insurer from which the Corporation has sought coverage.

            2.16. Leases. Except as set forth on Exhibit I, the Corporation is not a lessee or tenant of any real or personal property.

            2.17. Labor Agreements. The Corporation is not a party to any collective bargaining agreement. Except as set forth in Exhibit J, the Corporation is not bound by any severance pay requirements or agreements, or any other agreement, handbook, manual, or benefit book referring to, relating to, or involving its employees.

            2.18. Employee Benefit Plans. Except as set forth on Exhibit K hereto, the Corporation does not maintain or contribute to, and it has no liability or obligation with respect to any formal or informal stock option, profit sharing, pension, retirement, bonus, stock bonus, thrift-savings, incentive, benefit, welfare, cafeteria, medical insurance, dental insurance, life insurance, accidental death and dismemberment insurance, disability insurance or other similar plan, policy or arrangement (collectively referred to herein as the "Plans"). The Corporation is not in default under the terms of any of the Plans. The Corporation has made all contributions to each of the Plans required by the terms of the respective Plans, as well as all contributions required to be made in order to satisfy all requirements of law. Each of the Plans has sufficient assets to satisfy (under reasonable and permitted actuarial assumptions) its obligations on a termination basis, and the level of contributions required pursuant to the terms of each Plan is sufficient to satisfy (under reasonable and permitted actuarial assumptions) the obligations of such Plan on a continuing basis for benefits accrued to date.

            2.19. Compliance With ERISA. The Corporation's Plans are currently in compliance in all respects with the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder (collectively, "ERISA"). Except as set forth on Exhibit L hereto, no employee benefit plan and no trust created thereunder has ever been terminated by the Corporation. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is expected to be incurred by the Corporation with respect to the Plans. Neither the Corporation nor any of the Plans has ever experienced an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")), whether or not waived, with respect to any employee benefit plan and no such accumulated funding deficiency currently exists. Except as set forth on Exhibit L hereto, the Corporation is not required, and has not been required in the past, to make any payments or contributions under the terms of any "multi-employer plan" (as defined in Section 3(37) of ERISA and Section 414(f) of the Code) or by any collective bargaining agreement with respect to any employee benefit plan. Neither the Corporation nor any of the Plans has ever incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and Section 4204 of ERISA with respect to any multi-employer plan. The Corporation and the trustees or the administrators of the Plans have provided continuation of coverage notices to employees and their dependents as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), and has complied with all such continuation of coverage requirements. The execution and delivery of this Agreement will not involve a prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

            2.20. Employee Relations. The Corporation is in substantial compliance with all applicable federal, state and local laws, statutes, regulations, orders, codes, ordinances, guidelines, executive orders, contractor requirements, judicial and administrative judgments and determinations to which the Corporation is or was a party, and any other authority governing the Corporation with respect to its employees and workplaces (hereinafter collectively referred to as the "Applicable Employment Standards"), including, but not limited to, employment, employment practices, fringe benefits, terms and conditions of employment, termination of employment, severance or separation pay, workers' compensation, disability, entitlements, unemployment insurance, employment screening, wage-hour, employment discrimination on any basis, equal employment opportunity, individual employee rights, affirmative action, occupational health and safety, and immigration and right to work requirements. Such compliance by the Corporation includes, but is not limited to, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1991; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; the Equal Pay Act of 1963, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Family Medical Leave Act of 1993; the Immigration Reform and Control Act of 1986

(together with the regulations promulgated thereunder, hereinafter collectively referred to as "IRCA"); the Worker Adjustment and Retraining Notification Act; the Employee Polygraph Protection Act; the Drug-Free Workplace Act of 1988; the Health Insurance Portability and Accountability Act of 1996; the Code; the regulations promulgated under each such act; and any and all other federal, state and local laws, regulations and requirements of any nature applicable to the Corporation. The Corporation further represents that it is not in arrears in the payment of wages to any employee (except to the extent of its normal payroll practices), and there are no claims, liabilities, demands or causes of action, realized or unrealized, actual, potential or contingent, pursuant to statutory rights or in tort, contract or otherwise, against the Corporation arising out of or in connection with any event, fact, circumstance or occasion relating to any applicant for employment, the employment of any employee or the separation from employment of any employee.

            2.21. Licenses. The Corporation and its employees and agents have all licenses, permits, orders, approvals and authorizations necessary for the conduct of its business as presently conducted. The Corporation and its employees and agents have all licenses, permits, orders, approvals and authorizations necessary for the operation of the real and personal property presently leased to, owned or operated by the Corporation. None of the permits issued to the Corporation will be adversely affected by the consummation of the transactions contemplated by this Agreement. No suspension or cancellation of any such licenses, permits, orders, approvals or authorizations is pending or, to the best of the Corporation's and/or the Shareholder's knowledge, threatened.

            2.22. Criminal Practices. The Corporation is not engaged and has not been engaged in any criminal practices, including, but not limited to, payoffs, kickbacks or illegal gifts.

            2.23. Contracts. Each of the contracts to which the Corporation is a party (the "Contracts") (i) is valid and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity; (ii) no Default (as defined below) exists under any Contract either by the Corporation or by any other party thereto; (iii) neither the Corporation nor the Shareholder is aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) neither the Corporation nor the Shareholder is aware of any present intention on the part of any significant customer or supplier or other business partner of the Corporation to either (x) terminate or significantly change its existing business relationship with the Corporation either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Corporation at the end of the term of any existing contractual arrangement such entity may have with the Corporation. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any material breach of, or material default under, such Contract,
(y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration of, or any obligation to repay, with respect to such Contract, or (z) any event, other than the normal passage of time, which would result in either a significant increase in the obligations or liabilities of, or a loss of any significant benefit of, the party in question under such Contract.

      Copies of all written contracts, and a description of all oral contracts, to which the Corporation is a party, are attached hereto as Exhibit M.

            2.24. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Company by or on behalf of the Corporation and/or the Shareholder in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

      3. Additional Representations, Warranties and Covenants of the
Shareholder.

            3.1. Non-Competition and Other Covenants of the Shareholder and Certain Employees of the Corporation. The Shareholder and the certain employees of the Corporation noted on Exhibit A attached hereto shall have at the Closing in Escrow entered into agreements, the form of which is attached to this Agreement as Exhibit A.

            3.2. Confidentiality. The Shareholder shall abide by the terms of the Confidentiality Agreement between the Corporation and the Company's predecessor, Dispatch Management Services LLC, executed on May 12, 1997. The Shareholder and the Corporation both acknowledge and agree that the Company shall have the right to disclose certain information concerning the Corporation to third parties (which third parties will in turn be bound by an agreement similar to the Confidentiality Agreement), for such general corporate purposes as includes but is not limited to obtaining financing and/or underwriting, and for general marketing purposes.

      4. Representations and Warranties of the Company

            The Company represents and warrants to the Shareholder, and until the Closing Date to the Corporation, as follows:

            4.1. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

            4.2. Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the Related Agreements to which it is a party have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4.3. No Violations Resulting From Transactions. The execution and delivery by the Company of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Company, will not (a) conflict with or violate any provision of the Certificate of Incorporation or Operating Agreement of

Dispatch Management Services LLC, (b) except as set forth on Exhibit D, require any consent, waiver, approval, authorization or permission of, or filing with or notification to, any third party, (c) result in or constitute a default, or require any consent or approval of or notice to any person or entity under or pursuant to any of the contracts to which the Company is a party; or (d) violate any applicable laws.

            4.4. Compliance with Laws.

                  (a) The Company is, and at all times since its inception has been, in material compliance with all applicable laws; and

                  (b) The Company has not received, and does not know of the issuance or threatened issuance by any governmental entity of, any notices of violation or alleged violation of any applicable law. The Shareholder has been provided with true and complete copies of (i) all injunctions, judgments, orders or consent or similar decrees or agreements of any governmental entity to which the Company is currently subject (or to which the Company was subject since its inception), and (ii) all correspondence through the date hereof with respect to any of the matters referred to in clause (b) or clause (i) of this Section 4.4.

            4.5. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby. Exhibit E sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company. To the knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any claim or Legal Proceeding, other than those listed on Exhibit E. Except as set forth in Exhibit E, there is no outstanding or, to the knowledge of the Company, threatened, judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming the Company.

            4.6. Default. The Company is not in material default of any of its obligations, contracts, or commitments in any respect, or in breach of any negative or affirmative covenants placed on it by its creditors, and the Company has not been notified of any such defaults or breaches.

            4.7. Misrepresentation. Neither this Agreement (including the Exhibits hereto) or any Related Agreement or any information supplied to the Shareholder by or on behalf of the Company in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

            4.8. Brokers and Finders.

                  (a) No person or entity has acted directly or indirectly as a broker or finder for or to the Company in connection with the negotiations relating to or the transactions contemplated by this Agreement or the Related Agreements; and

                  (b) No person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Corporation and/or the Shareholder hereunder or thereunder. The Company hereby agrees to hold the Shareholder, and prior to the Closing the Corporation, harmless from any such fees or commission claimed on the basis of broker or finder services provided to the Company.

            4.9. Confidentiality. The Company shall abide by the terms of the Confidentiality Agreement between the Corporation and the Company's predecessor, Dispatch Management Services LLC, executed on May 12, 1997.

      5. Covenants Relating to Conduct of Business

            During the period from the date of this Agreement and continuing until the Closing Date, the Shareholder and the Corporation, jointly and severally, covenant and agree that (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing):

            5.1. Conduct of the Business Pending the Closing Date. The Corporation shall:

                  (a) conduct its business only in the ordinary course, consistent with past practice;

                  (b) use its best efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of its business and (ii) preserve the present relationship of the Corporation with Persons having business dealings with the Corporation;

                  (c) comply with all laws and with all contractual and other obligations applicable to it;

                  (d) not change its Articles of Incorporation or By-laws;

                  (e) not issue or contract to issue any stock, securities, options, or debt which is convertible to stock or securities;

                  (f) not declare or agree to declare or otherwise make any dividend or other distribution or payment in respect of the Stock;

                  (g) not sell, transfer, assign, pledge, encumber or otherwise dispose of any of its assets, except in the ordinary course of business consistent with past practice;

                  (h) not acquire any material properties or assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties;

                  (i) maintain its present fire and extended coverage insurance or equivalent coverage on all of its assets and on all real and personal property leased to it;

                  (j) promptly notify the Company of (i) the occurrence of any matter which may have a material adverse effect on its business or its assets, and (ii) any Legal Proceeding commenced by or against it or any Legal Proceeding commenced or threatened relating to the transactions contemplated by this Agreement;

                  (k) not agree to anything prohibited by this Agreement or anything which would make any of the representations and warranties of the Shareholder or the Corporation in this Agreement or the Related Agreements untrue or incorrect in any material respect.

      6. Additional Agreements and Representations.

            6.1. Access to Information. The Shareholder and the Corporation agree that, prior to the Closing Date, the Company shall be entitled (at its sole expense), through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations and financial condition of the Corporation and examination of its books and records as the Company may reasonably request, and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Shareholder and the Corporation shall cooperate fully therein. In order that the Company may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Corporation, the Corporation and the Shareholder shall use their respective best efforts to cause the Corporation's officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such Company representatives in connection with such review and examination.

            6.2. Non-solicitation Pending Closing. After execution of this Agreement, and through the Closing Date, neither the Corporation nor the Shareholder shall pursue, initiate, encourage or engage in any negotiations or discussions with any third parties concerning the sale of the Corporation, its assets, or any part thereof or concerning the terms and conditions of this Agreement.

            6.3. Additional Agreements. Each of the parties hereto agrees to use their respective best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities, third parties and parties to contracts with the Corporation as are necessary for consummation of the transactions contemplated by this Agreement and the Related Agreements, and
(iii) fulfill all conditions precedent applicable to such party pursuant to this Agreement and the Related Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Related Agreements, each party hereto shall use their respective best efforts to take or cause to be taken all such necessary action.

            6.4. Notification of Certain Matters. The Corporation and the Shareholder shall give prompt notice to the Company of (a) any notice of, or other communication relating to, a default under any contract material to the financial condition, properties, business operations, or results of operations of the Corporation to which it is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any of the Related Agreements, or (c) any material adverse change in the properties, business operations, results of operations, financial condition or prospects of the Corporation, other than changes resulting from general economic conditions. In addition, the Corporation and the Shareholder shall be required to update the schedules and other information supplied pursuant to this Agreement at such time as the information contained therein changes in any material respect.

            6.5 Working Capital as of the Closing Date. The Shareholder shall ensure that the Corporation has a positive working capital (defined as the excess of current (liquid) assets over current liabilities) as of the Closing Date. For purposes of determining whether the Corporation had a positive working capital as of the Closing Date, the Company will cause to be prepared, promptly following the Closing, a balance sheet of the Corporation as of the Closing Date. Such balance sheet shall be prepared in accordance with GAAP, and shall include full accrual of all assets and liabilities of the Corporation as of the Closing Date (including, but not limited to, accrued tax liabilities as if the tax year ended on the Closing Date). In the event that the Corporation has a negative working capital as of the Closing Date, as determined by such balance sheet, the Shareholder shall forthwith pay the Company an amount equal to such negative working capital (the "Shortfall"). If the Shareholder does not pay the Shortfall to the Company within five (5) days after demand, then, in addition to all other remedies which the Company may have, the Company may deduct the amount of the Shortfall from any of the obligations of the Company to the Shareholder (including, but not limited to, the Earn-Out to which the Shareholder may be entitled thereafter).

      In the event that the Shareholder shall notify the Company in writing within five days after demand is made by the Company for payment of the Shortfall of her decision to dispute the amount of the Shortfall, the Company shall forthwith instruct Price Waterhouse LLP to audit the balance sheet of the Corporation as of the Closing Date, and to calculate the working capital therein in accordance with GAAP. Price Waterhouse LLP shall then determine the amount of the Shortfall as set out in this paragraph 6.5, whose decision shall be final and binding on the parties hereto. The Shareholder shall forthwith pay to the Company the amount of such Shortfall, together with fifty percent (50%) of the cost of the audit conducted by Price Waterhouse LLP. In the event Price Waterhouse LLP determines the Shortfall to have been zero, the entire cost of such audit shall be borne by the Company.

      7. Conditions Precedent.

            7.1. Conditions to Obligations of All Parties. The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing in Escrow Date and the Closing Date of the following conditions:

                  (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or have been obtained, as the case may be.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use their best efforts to have any such order, injunction, legal restraint or prohibition vacated.

            7.2. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Company, any or all of which may be waived in writing in whole or in part by the Company):

                  (a) Representations and Warranties. The representations and warranties of the Corporation and the Shareholder set forth in this Agreement (without regard to any supplements or updates thereto) shall be true and correct in all respects as of the date of this

Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate from the Shareholder and the Corporation (signed by the Shareholder and a senior executive officer of the Corporation) certifying to such effect.

                  (b) Performance of Obligations. The Corporation and the Shareholder shall each have performed all obligations required to be performed by each such party under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively, and the Company shall have received a certificate from the Shareholder and the Corporation (signed by the Shareholder and a senior executive officer of the Corporation) certifying to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a material adverse effect on the Corporation, its assets or its business.

                  (d) Contractual Consents. The Corporation and/or the Shareholder shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any individual, corporation or other party which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under the Contracts).

                  (e) Related Agreements. Each of the Related Agreements to which the Shareholder is a party shall have been duly executed and delivered by such party. In addition, the Related Agreements shall have been entered into by the respective parties thereto.

            7.3. Conditions to Obligations of the Corporation and the Shareholder. The obligations of the Corporation and the Shareholder to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of the Corporation and the Shareholder, any or all of which may be waived in writing in whole or in part by the Corporation or the Shareholder).

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified, earlier date) as of the Closing in Escrow Date and the Closing Date as though made on and as of the Closing in Escrow Date and the Closing Date, respectively, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing in Escrow Date and the Closing Date, respectively.

                  (c) Related Agreements. Each of the Related Agreements shall have been duly executed and delivered by the parties thereto.

      8. Termination.

            8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company and the Shareholder;

                  (b) by either the Company or the Shareholder, if the closing of the Initial Public Offering does not occur by March 31, 1998;

                  (c) by the Company, in the event that the Anti-Dilution Rights (as defined in the Operating Agreement) are not preserved; or

                  (d) by the Company in the event that the Shareholder does not timely deliver a shareholder representation letter satisfactory to the Company.

            8.2. Effect of Termination Under Section 8.1. In the event of termination of this Agreement by either the Company or the Shareholder as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its respective Affiliates, officers, directors or shareholders except (i) for the obligation of the Shareholder to refund to the Company the audit expenses as set forth in Section 1.3 of this Agreement; (ii) for any and all obligations under the confidentiality provisions contained in Section 3.2 of this Agreement; and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement. In the event that termination results from the willful breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements, as set forth in this Agreement, the breaching party shall be liable to the non-breaching party for all direct damages (but not indirect or consequential damages) incurred as a result of such willful breach.

      9. Indemnification.

            9.1. Indemnification.

                  (a) Indemnification by the Corporation and the Shareholder. The Corporation and the Shareholder each hereby agree to jointly and severally indemnify, defend and hold harmless the Company and its respective officers, directors, employees and agents (collectively, the "Indemnitee") from and against and in respect of any and all Losses (as defined below) to the extent resulting from, arising out of, relating to, imposed upon or incurred by the Indemnitee by reason of: (i) the conduct of business of the Corporation prior to the Closing Date (but only to the extent that the amount of such Loss was not a stated liability on the Corporation's most recently dated balance sheet delivered to the Company); and (ii) any inaccuracy in or breach of any of the Corporation's or the Shareholder's representations, warranties, covenants or agreements contained in this Agreement, the Related Agreements or in any other agreement or document entered into or delivered on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and/or thereby. Provided, however, the indemnification by the Corporation and the Shareholder under this Section 9.1.(a) shall include direct damages only (and not indirect or consequential damages). For purposes of this Agreement, the term "Losses" means any and all deficiencies, judgments, settlements, demands, claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor). With respect to the Shareholder, the term "Losses" also includes the Shareholder's liability, if any, to the Company under Section
1.3 for the IRS Claim and related Third Party

Costs.

                  (b) Indemnification by the Company. The Company hereby agrees to indemnify, defend and hold harmless the Shareholder, and prior to the Closing Date the Corporation, from and against and in respect of any and all Losses resulting from, arising out of, relating to, imposed upon or incurred by the Shareholder by reason of any inaccuracy in or breach of any of the Company's representations, warranties, covenants or agreements contained in this Agreement or in any other agreement or document entered into or delivered by the Company on or after the date hereof in connection with this Agreement or any of the transactions contemplated hereby and/or thereby.

            9.2. Notice. If any claims in respect of Losses shall be asserted against any party hereto or any of their respective successors in respect of which such entity proposes to demand indemnification from any of the other parties hereto under Section 9.1 hereof, the party seeking such indemnification shall notify the other such parties in a reasonably prompt manner; provided that failure to give such reasonably prompt notice shall not release, waive or otherwise affect any party's obligations with respect thereto except to the extent such party can demonstrate it was actually and materially prejudiced as a result thereof.

      10. General Provisions.

            10.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall survive the Closing.

            10.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such Person may subsequently designate by written notice given hereunder:

                  (a)   if to Company, to:

                        Dispatch Management Services Corp.
                        12240 Indian Creek Court
                        Beltsville, Maryland  20705
                        Attention:  Linda Jenkinson, Chief Executive Officer

                  (b)   if to the Corporation or the Shareholder, to:

                        Kirk Sparks
                        7697 Isabel Drive
                        Cotati, California  94931

            10.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            10.4. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Related Agreements and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of all parties hereto with respect to any of the terms contained herein, and each party hereto agrees to be bound by any such amendment, modification or supplement.

            10.5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

            10.6. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially averse to any party. In the event that the enforceability of any non-competition or similar covenants contained herein or in any Related Agreement is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

            10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

            10.8. Specific Performance. The parties hereto acknowledge that irreparable damage would result if any of the covenants of this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Without limiting the foregoing, the Corporation and the Shareholder acknowledge that the failure to comply with any of the provisions of Sections 3.1, 3.2. and 6.2 hereof will result in irreparable harm for which there is no adequate remedy at law and that the Company and/or the Corporation shall be entitled, without the necessity of proving actual damages, to injunctive relief in addition to damages and all other remedies which may otherwise be available to the Company and/or the Corporation.

            10.9. Fees and Expenses. All costs and expenses, including but not limited to all fees and expenses of attorneys, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

            10.10. Arbitration. Other than the Company's right to institute legal action for a breach of the confidentiality, non-competition and non-solicitation covenants set forth in Sections 3.1, 3.2 and 6.2 hereinabove, any issue, controversy, dispute or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement shall be resolved exclusively by arbitration by a single arbitrator in either the District of Columbia or New York City, at the option of the Company, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. It is acknowledged by the Corporation and the Shareholder that money damages are inadequate to compensate the Company and/or the Corporation for a breach of the terms of this Agreement, and that the Company and/or the Corporation shall be entitled to specific performance of the terms of this Agreement. The arbitrator may enter a default decision against any party who fails to participate in the proceeding. The decision of the arbitrator shall be final, conclusive, binding and non-appealable. The losing party shall pay all costs and expenses of arbitration.

      The arbitrator shall be selected by consent of the parties, if possible. If the parties fail to reach agreement upon appointment of the arbitrator within ten days after a demand for arbitration is made, the arbitrator shall be selected from a list of proposed arbitrators submitted by AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (1) the number of preemptory strikes shall not be limited, and (2) if the parties fail to select the arbitrator from three lists, AAA shall have the power to make an appointment. If an arbitrator should die, withdraw, or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

            10.11 Disclosure to Third Parties. The Company shall have the right to disclose to third parties, in connection with the closing of the Initial Public Offering, the fact that this Agreement has been executed, the names of the parties to this Agreement and the terms hereof.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties hereto as of the date first above written.

                                    "COMPANY"

                                    DISPATCH MANAGEMENT SERVICES CORP.

                                    By: /s/ Linda Jenkinson
                                        ----------------------------------
                                        Name: Linda Jenkinson
                                        Title:   Chief Executive Officer

Attest:                             "CORPORATION"

                                    AERO SPECIAL DELIVERY SERVICE, INC.

                                    By: /s/ Kirk Sparks
-------------------------               ----------------------------------
                                        Kirk Sparks, President

Witness:                            "SHAREHOLDER"

                                    /s/ Jeanne Sparks
--------------------------          --------------------------------------
                                    Jeanne Sparks